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                                                                    EXHIBIT 99.1


AOL TIME WARNER AGREES TO SELL ITS DVD/CD MANUFACTURING AND PHYSICAL DISTRIBUTION BUSINESSES TO CINRAM INTERNATIONAL FOR $1.05 BILLION

NEW YORK, July 18, 2003 - AOL Time Warner Inc. (NYSE: AOL) announced today a definitive agreement to sell Warner Music Group's DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses to Cinram International Inc. (TSE: CRW) for approximately $1.05 billion in cash.

The agreement includes the sale of the following businesses: WEA Manufacturing Inc., Warner Music Manufacturing Europe GmbH, Ivy Hill Corporation, Giant Merchandising and the physical distribution operations of Warner-Elektra-Atlantic Corporation (WEA Corp.). The sales and marketing operations of WEA Corp. will remain as a part of Warner Music Group.

In addition, Warner Music Group, along with AOL Time Warner's Warner Home Video and New Line Cinema businesses, have entered into long-term agreements under which Cinram will serve as the manufacturer, printer, packager and physical distributor for these companies' DVDs and CDs in North America and Europe.

Dick Parsons, AOL Time Warner's chairman and CEO, said: "We're very pleased to have reached an agreement with Cinram that meets our strategic and financial objectives. The agreement ensures these businesses and their employees a great home while continuing to provide Warner Music Group, Warner Home Video and New Line Cinema with the highest quality manufacturing and distribution services in the industry. Just as important, it demonstrates the significant progress we've made toward fulfilling our commitment to reducing debt through Free Cash Flow generation and the sale of non-strategic assets. With this agreement, as well as our legal settlement with Microsoft and the sale of our interests in Comedy Central and GM Hughes, we have announced this year transactions generating nearly $3.8 billion in cash proceeds earmarked for debt reduction."

Roger Ames, Warner Music Group's chairman and CEO, said: "We're in a period of rapid change in the music business and are working to make Warner Music Group as streamlined, efficient and agile as possible. The agreement we're announcing today is part of that evolution. Each of the companies being sold has a long and rich history as part of Warner Music, and each is a leader in its field. Cinram is a well-managed, international company that not only recognizes the tremendous value of these assets, but has demonstrated a commitment to quality and service. We're confident that these businesses and their employees will continue to thrive under Cinram's leadership, and we're pleased that Warner Music will continue to manufacture, package and distribute its products through Cinram."

Had the sale and output arrangements with Cinram described above occurred at the beginning of 2003, Operating Income before Depreciation and Amortization for AOL Time Warner for the six months ended June 30, 2003 would have been reduced by approximately $130 million. Such amount reflects Operating Income of approximately $100 million plus Depreciation and Amortization of approximately $30 million.

Completion of the transaction is subject to appropriate regulatory reviews in the United States and other countries and other customary closing conditions.

Morgan Stanley acted as financial advisor and Cravath, Swaine & Moore LLP acted as legal advisor to AOL Time Warner on this transaction.

About AOL Time Warner Inc.
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AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.

About Warner Music Group

Warner Music Group is home to some of the world's leading record companies, including The Atlantic Group, Elektra Entertainment Group, Rhino Entertainment, Warner Bros. Records Inc. and Word Entertainment. The company's Warner Music International operates in more than 70 countries through various subsidiaries, affiliates and non-affiliated licensees. Warner Music Group also includes one of the world's leading music and print music publishers, Warner/Chappell, and WEA Inc., which is composed of three companies, WEA Corp., WEA Manufacturing, and Ivy Hill. Warner Music Group is an AOL Time Warner company. For more information about Warner Music Group visit our corporate website at www.wmg.com.

About Cinram International Inc.

Cinram International Inc. is one of the world's largest independent providers of pre-recorded multimedia products and services, and custom-order downloadable and optical disc digital content. With facilities in Canada, the United States, Europe, and Latin America, Cinram manufactures and distributes pre-recorded VHS videocassettes, audio cassettes, music CDs, CD-ROM and DVD for motion picture studios, music labels, publishers and computer software companies around the globe. Cinram's shares are listed on The Toronto Stock Exchange under the symbol CRW.

Contact Info:
Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose (Corporate Communications)
(212) 484-7450

John Martin (Investor Relations)
(212) 484-6579